FORM U-7D

CERTIFICATE PURSUANT TO RULE 7(d)

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                                                                Amendment  No. 4


     This amendment is being filed to reflect the acquisition by the undersigned of the beneficial interest formerly held by General Fidelity Insurance Company.
Item 10 as set forth in Amendment No. 3 in File No. 032-00376 (filed with the Commission on January 30, 1998) is amended and restated as follows:

  10. Holders of beneficial interests:

  Name and address                        Amount invested     Percent of equity
  ----------------                        ---------------     -----------------
  Public Services Resources Corporation    $42,231,668.09            100%
  80 Park Plaza, T-22
  Newark, New Jersey 07101

     Date executed: May 28, 1998

     Signatures of Holders of beneficial interest: Public Services Resources Corporation.



                                    By:   CHRISTOPHER P. KELLEHER
                                          ------------------------
                                    Name: Christopher P. Kelleher
                                    Title: Senior Vice President